Exhibit 99.1

IDW Announces Results for First Quarter Fiscal Year 2023

LOS ANGELES, CA and NEWARK, NJ – March 15, 2023:  IDW Media Holdings, Inc., (the “Company” or “IDW”) (NYSE American: IDW), an integrated media company, today reported results for the three months ended January 31, 2023.

First Quarter Fiscal 2023 (1Q23) Developments

●	Consolidated revenue decreased 44% to $6.6 million from $11.8 million in 1Q22, primarily as a result of no meaningful revenue recognition for IDW Entertainment (“IDWE”) during 1Q23.
●	IDW Publishing (“IDWP”) revenue decreased to $6.6 million from $7.5 million in 1Q22 primarily due to a decrease in games revenue compared to 1Q22, partially offset by an increase in retailer exclusive revenue and non-direct market publishing revenue. 1Q22 publishing revenue included approximately $1.9 million from the fulfillment of the direct-to-consumer games campaign for Batman Adventures.
●	IDWE reported no meaningful revenue recognition in 1Q23 compared to $4.3 million in 1Q22, primarily related to revenue recognition related to the full delivery of Locke & Key season 2 in 1Q22.
●	Consolidated loss from operations was $2.0 million compared to consolidated income from operations of $2.0 million in 1Q22.
●	Net loss was $2.0 million, or $0.15 per share, compared to net income of $2.0 million, or $0.15 per share, in 1Q22.

Allan Grafman, Chief Executive Officer of IDW Media Holdings, commented, “The first quarter last year included revenues of $4.3 million from Locke & Key Season 2 as well as almost $2 million for the fulfillment of a direct-to-consumer games campaign, providing for a challenging comparison. Importantly, print revenue in our publishing division delivered solid growth this quarter with strong sales for such titles as Teenage Mutant Ninja Turtles, Last Ronin and Sonic the Hedgehog. Strategically, we are focused on continuing to drive print sales but also realizing more consistent revenues through digital initiatives where we see considerable growth opportunity. On the entertainment side of the business, last year’s first quarter demonstrated the positive impact that entertainment deals can have on our profitability, and the comparison to the current quarter shows the unpredictability of revenues in that industry. As we scale the entertainment business, there will be quarters where we will not recognize meaningful entertainment revenue and the magnitude of revenues moving forward may not be commensurate with those from historical deals. To be clear, within any given year, there will need to be a few productions put in place in order to break through to profitability. That said, we have some exciting properties optioned with top Hollywood partners and moving more properties to greenlit status remains a key focus.

“We view fiscal 2023 as an important building year for the company on our path to creating sustained shareholder value. Our publishing division has delivered consistent revenues throughout the last four quarters, and we are intently focused on discovering content and creators to continue to build our library. Overall, IDW is well-known and well-respected as the creative partner of choice from submission of original ideas to the development of dynamic entertainment vehicles that can be leveraged across numerous platforms. We continue to identify exciting new content from undiscovered, disruptive creators, and our team is energized by the opportunities that we are seeing to drive long-term growth as a leading independent media entity.”

Consolidated P&L Highlights*

(*In millions, except per share data. Quarterly results are unaudited Numbers may not foot due to rounding)	1Q23	4Q22	1Q22
Revenue	$6.6	$10.5	$11.8
Direct cost of revenue	$3.4	$4.4	$4.8
SG&A including non-cash compensation	$4.9	$5.7	$5.0
Non-cash compensation included in SG&A	$0.2	$0.2	$0.1
Depreciation & amortization	$0.2	$0.1	$0.1
(Loss) income from operations	$(2.0)	$0.3	$2.0
Net (loss) income	$(2.0)	$0.4	$2.0
Net (loss) income per share	$(0.15)	$0.03	$0.15

Segment P&L Highlights*

	1Q23	4Q22	1Q22
Revenue
IDW Publishing	$6.6	$5.7	$7.5
IDW Entertainment	$-	$4.8	$4.3

(Loss) income from operations
IDW Publishing	$(0.3)	$(1.6)	$0.5
IDW Entertainment	$(0.5)	$2.8	$2.0
Corporate (unallocated overhead)	$(1.2)	$(0.9)	$(0.5)

Financial Take-Aways

(1Q23 compared to 1Q22)

●	Revenue:

o	IDWP: In 1Q23, revenue decreased primarily due to a decrease in games revenue driven by fulfillment of the direct-to-consumer games campaign for Batman Adventures in the prior year period, partially offset by an increase in sales for Teenage Mutant Ninja Turtles: The Last Ronin and retailer exclusive revenue predominately related to Sonic the Hedgehog.

o	IDWE: In 1Q23, IDWE did not generate meaningful revenue as the unit did not deliver any entertainment projects during the quarter. IDWE recognizes revenue upon the delivery of the entertainment products it develops. In 1Q22, IDWE generated revenue of $4.3 million primarily related to the full delivery of season 2 of Locke & Key.

●	(Loss) Income from Operations:

o	IDWP: In 1Q23, loss from operations was $0.3 million, compared to income from operations of $0.5 million in 1Q22. SG&A as a percentage of revenue was 48.7% compared to 42.9% in 1Q22.

o	IDWE: In 1Q23, loss from operations was $0.5 million, compared to income from operations of $2.0 million in 1Q22. SG&A decreased to $0.5 million compared to $1.3 million in 1Q22.

●	Balance Sheet Highlights: At January 31, 2023 IDW’s cash balance was $9.3 million. Working capital (current assets less current liabilities) totaled $16.8 million.

Earnings Conference Call

IDW’s management will host an earnings conference call beginning at 5:00 PM Eastern time today to present results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial (877) 704-4453 (domestic) or (201) 389-0920 (international) and request the ‘IDW Media call’ or use this link for instant telephone access to the call via your web browser.

A replay of the conference call can be accessed approximately three hours after the call concludes through Wednesday, March 22, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and providing the replay pin: 13736801. A recording of the conference call will also be available via streaming audio through the IDW investor relations website.

About IDW Media Holdings:

IDW (NYSE American: IDW) is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television and other entertainment platforms and leverage established stories from our creative partners.

Forward-Looking Statements:

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended October 30, 2021 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and subsequent quarterly reports on Form 10-Q. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

idw@imsinvestorrelations.com

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	January 31, 2023 (unaudited)	October 31, 2022
Assets
Current assets:
Cash and cash equivalents	$9,328	$10,014
Trade accounts receivable, net	5,661	6,448
Inventory	4,218	4,285
Prepaid expenses and other current assets	2,395	2,714
Total current assets	21,602	23,461
Non-current assets
Property and equipment, net	687	725
Right-of-use assets, net	1,088	1,157
Intangible assets, net	731	859
Goodwill	199	199
Television costs, net	1,536	1,486
Other assets	54	54
Total assets	$25,897	$27,941
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,729	$1,321
Accrued expenses	2,710	3,353
Production costs payable	-	33
Deferred revenue	42	-
Operating lease obligations – current portion	284	278
Total current liabilities	4,765	4,985
Non-current liabilities
Operating lease obligations – long term portion	837	911
Total liabilities	$5,602	$5,896
Stockholders’ equity (see Note 3):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at January 31, 2023 and October 31, 2022	-	-
Class B common stock, $0.01 par value; authorized shares – 20,000; 14,101 and 14,053 shares issued and 13,582 and 13,534 shares outstanding at January 31, 2023 and October 31, 2022, respectively	134	134
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at January 31, 2023 and October 31, 2022	5	5
Additional paid-in capital	104,801	104,553
Accumulated deficit	(83,449)	(81,451)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at January 31, 2023 and October 31, 2022	(1,196)	(1,196)
Total stockholders’ equity	20,295	22,045
Total liabilities and stockholders’ equity	$25,897	$27,941

IDW MEDIA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
(in thousands, except per share data)	January 31, 2023	January 31, 2022

Revenues	$6,593	$11,849

Costs and expenses:
Direct cost of revenues	3,448	4,790
Selling, general and administrative	4,933	4,992
Depreciation and amortization	202	83
Total costs and expenses	8,583	9,865
(Loss) income from operations	(1,990)	1,984

Interest income (expense), net	28	(10)
Other (expense) income, net	(36)	15
Net (loss) income	$(1,998)	$1,989

Basic and diluted net (loss) income per share (see Note 2):
Net loss (income)	$(0.15)	$0.15

Weighted-average number of shares used in the calculation of basic and diluted (loss) income per share:	12,932	12,858

IDW MEDIA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
(in thousands)	January 31, 2023	January 31, 2022
Operating activities:
Net (loss) income	$(1,998)	$1,989
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of television costs	(166)	999
Depreciation and amortization	202	83
Loss on disposal of property and equipment	36	-
Bad debt expense	13	-
Stock based compensation	248	144
Amortization of right-of-use asset	69	121
Changes in operating assets and liabilities:
Trade accounts receivable	774	1,442
Inventory	67	168
Prepaid expenses and other assets	319	492
Television costs	116	(1,101)
Operating lease liability	(68)	(154)
Trade accounts payable, accrued expenses, production costs payable and other current liabilities	(268)	(2,534)
Deferred revenue	42	(1,980)
Net cash used in operating activities	(614)	(331)
Investing activities:
Capital expenditures	(72)	(204)
Net cash used in investing activities	(72)	(204)
Financing activities:
Net cash used in financing activities	-	-
Net decrease in cash and cash equivalents	(686)	(535)
Cash and cash equivalents at beginning of period	10,014	17,532
Cash and cash equivalents at end of period	$9,328	$16,997